                          INVESTMENT ADVISORY AGREEMENT

               THIS AGREEMENT, Made this 1st day of May, 2000, by and between Advantus Bond Fund, Inc., a Minnesota corporation (the "Fund") and Advantus Capital Management, Inc., a Minnesota corporation ("Management").

               WITNESSETH:

               1.    INVESTMENT ADVISORY AND MANAGEMENT SERVICES

               The Fund hereby engages Management, and Management hereby agrees to act, as investment adviser for, and to manage the affairs, business, and the investment of the assets of the Fund.
               The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information, if any, of the Fund and shall conform to the investment objective and policies of the Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the objective and investment policies and restrictions of the Fund, Management shall have the sole and exclusive responsibility for the management of the Fund's portfolio and the making and execution of all investment decisions for the Fund. Management shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of Management to the investment policies of the Fund.

               Management shall, at its own expense, furnish the Fund office space and all necessary office facilities, equipment, and personnel for servicing the investments of the Fund. Management shall arrange for officers or employees of Management to serve without compensation from the Fund as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

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               Management hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than Management should ever occur, Management will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

               In providing the services and assuming the obligations set forth herein, Management may at its expense employ one or more Sub-Advisers, or may enter into such service agreements as Management deems appropriate in connection with the performance of its duties and obligations hereunder. Reference herein to the duties and responsibilities of Management shall include any Sub-Adviser employed by Management to the extent Management shall delegate such duties and responsibilities to the Sub-Adviser. Any agreement between Management and any Sub-Adviser shall be subject to the approval of the Fund, its Board of Directors, and Shareholders as required by the Investment Company Act of 1940, as amended, and such Sub-Adviser shall at all times be subject to the direction of the Board of Directors of the Fund and any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

               2.    COMPENSATION FOR SERVICES

               In payment for the investment advisory and other services to be rendered by Management hereunder, the Fund shall pay to Management a monthly fee, which fee shall be paid to Management not later than the fifth business day following the end of each calendar month in which said services were rendered. Said monthly fee shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information, if any, of the Fund. The amount of such fee as applied to the average daily value of the net assets of the Fund on an annual rate, shall be as described in the schedule below:


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
                              ASSETS                            FEE
                              ------                            ---
               On the first $250 million in assets             0.60%
               On the next $250 million in assets              0.55%
               On the next $500 million in assets              0.50%
               On all assets in excess of $1 billion           0.45%

The fee shall be pro rated for any fraction of a month at the commencement or termination of this Agreement.

               3.    ALLOCATION OF EXPENSES

               (a) In addition to the fee described in Section 2 hereof, the Fund shall pay all its costs and expenses which are not assumed by Management. The Fund expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Fund and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of Management or Ascend Financial Services, Inc., underwriter of the Fund's shares (the "Underwriter"), or any of their affiliates, expenses of directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of redemption of shares, expenses of issue and sale of shares (to the extent not borne by the Underwriter under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, transfer agent and shareholder servicing expenses, charges of custodians, and bookkeeping, auditing, and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing Prospectuses and reports to shareholders.


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

               (b) Management agrees to absorb all Fund costs and expenses which exceed 1.15% of Class A average daily net assets, 1.90% of Class B average daily net assets and 1.90 % of Class C average daily net assets through the fiscal year of the Fund ending on September 30, 2001.

               (c) The Underwriter shall bear all advertising and promotional expenses in connection with the distribution of the Fund's shares, including paying for Prospectuses and Statements of Additional Information (if any) for new shareholders, shareholder reports for new shareholders, and the costs of sales literature.

               4.   FREEDOM TO DEAL WITH THIRD PARTIES

               Management shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

               5.   EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

               This Agreement shall become effective upon the later of its approval by Shareholders or the date of its execution first above written. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is the lesser.

               Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securiteis of the Fund, provided that in either event such continuance shall also be approved by the vote of a, majority of the directors who are not interested persons of Management, the Underwriter, or the Fund, cast in person at a meeting called for the purpose of voting on such approval.

               This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by Management, upon 60 days' written notice to the other party.

               This Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940, as amended.

               6.   AMENDMENTS TO AGREEMENT

               This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the directors of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be amended without Shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act.

               7.   NOTICES

               Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

               IN WITNESS WHEREOF, the Fund and Management have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        Advantus Bond Fund, Inc.

                                        By
                                          ------------------------------------
                                                William N. Westhoff
                                                    Its President


                                        Advantus Capital Management, Inc.

                                        By
                                          ------------------------------------
                                                Frederick P. Feuerherm
                                              Its Senior Vice President


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